EXHIBIT 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan, Scotsman Holdings, Inc. 1997 Amended and Restated Employee Stock Option Plan, and the Scotsman Holdings, Inc. 2003 Employee Stock Option Plan of our reports dated February 24, 2005, except as to Note 14, as to which the date is September 12, 2005, with respect to the consolidated financial statements and schedules of Williams Scotsman International, Inc. and subsidiaries included in the prospectus dated September 19, 2005, filed with the Securities and Exchange Commission under Rule 424(b).


                                                         /s/ ERNST & YOUNG LLP


Baltimore, Maryland
September 19, 2005